Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Twin Disc, Incorporated of our report dated August 31, 2017 relating to the financial statements and financial statement schedule, which appears in Twin Disc, Incorporated’s Annual Report on Form 10-K for the year ended June 30, 2018.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
November 7, 2018